COMMON UNIT
PURCHASE AGREEMENT

BY AND AMONG
DCP MIDSTREAM PARTNERS, LP

AND

THE PURCHASERS

Schedules and Exhibits

Schedule 2.01 — List of Purchasers and Commitment Amounts

Schedule 8.07 — Notice and Contact Information

Exhibit A — Form of Registration Rights Agreement

Exhibit B — Form of Partnership Officer’s Certificate

Exhibit C — Form of Purchaser’s Officer’s Certificate

Exhibit D — Form of Vinson & Elkins’ Legal Opinion

COMMON UNIT PURCHASE AGREEMENT

COMMON UNIT PURCHASE AGREEMENT, dated as of June 19, 2007 (this “Agreement”), by and among DCP Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and each of the Purchasers listed in Schedule 2.01 attached hereto (each referred to herein as a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Partnership desires to raise up to $130.0 million through the sale of Common Units to repay debt incurred in connection with recently announced acquisitions and the Purchasers desire to purchase an aggregate of $130.0 million of Common Units from the Partnership, each in accordance with the provisions of this Agreement; and

WHEREAS, the Partnership has agreed to provide Purchasers with certain registration rights with respect to the Purchased Units acquired pursuant to this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph.

“Allocated Purchase Amount” means with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading Allocated Purchase Amount on Schedule 2.01 hereto.

“Basic Documents” means, collectively, this Agreement and the Registration Rights Agreement and any and all other agreements or instruments executed and delivered by the Parties on even date herewith or at Closing relating to the issuance and sale of the Purchased Units, or any amendments, supplements, continuations or modifications thereto.

“Board of Directors” means the board of directors of the GP LLC.

“Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in Denver, Colorado.

“Closing” shall have the meaning specified in Section 2.02.

“Closing Date” shall have the meaning specified in Section 2.02.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the Common Units of the Partnership representing limited partner interests therein.

“Company” shall have the meaning specified in the recitals to this Agreement.

“Credit Facilities” means the Revolving Credit Agreement, dated December 7, 2005, between DCP Midstream Operating, LP and Wachovia Bank, National Association, as administrative agent for the lenders named therein, as amended by the First Amendment thereto, dated May 9, 2007, and the Bridge Loan Credit Agreement dated May 9, 2007, among DCP Midstream Operating, LP, DCP Midstream Partners, LP, Wachovia Bank, National Association and Lehman Brothers, Commercial Bank.

“DCP Contribution Agreement” means the Contribution Agreement dated May 23, 2007 between the Partnership, DCP Midstream, LLC, DCP LP Holdings, LP and DCP Midstream GP, LP.

“Delaware LLC Act” means the Delaware Limited Liability Company Act.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” means DCP Midstream GP, LP, a Delaware limited partnership.

“Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Partnership, its Subsidiaries or any of their Property or any of the Purchasers.

“GP LLC” means DCP Midstream GP, LLC, a Delaware limited liability company.

“GSRH Contribution Agreement” means the Contribution Agreement dated May 21, 2007 between the Partnership and Gas Supply Resource Holdings, Inc.

“Incentive Distribution Rights” has the meaning specified for such term in the Partnership Agreement.

“Indemnified Party” shall have the meaning specified in Section 7.03.

“Indemnifying Party” shall have the meaning specified in Section 7.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

“Lock-Up Date” means 90 days from the Closing Date.

“LTIP” shall have the meaning specified in Section 3.02(c).

“MEG Purchase Agreement” means that certain Common Unit Purchase Agreement dated May 21, 2007 pursuant to which the Partnership will issues and sell 2,380,952 Common Units to the purchasers party thereto.

“NYSE” shall mean The New York Stock Exchange.

“Participating Unit” shall have the meaning specified in Section 4.03.

“Partnership” shall have the meaning specified in the introductory paragraph.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 1, 2006 as it may be further amended from time to time.

“Partnership Material Adverse Effect” means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations, affairs or prospects of the Partnership and its Subsidiaries, taken as a whole, (ii) the ability of the Partnership and its Subsidiaries, taken as a whole, to carry out their business as of the date of this Agreement or to meet their obligations under the Basic Documents on a timely basis, or (iii) the ability of the Partnership to consummate the issuance and sale of the Purchased Units. Notwithstanding the foregoing, a “Partnership Material Adverse Effect” shall not include any effect resulting or arising from: (a) any change in general economic conditions in the industries or markets in which the Partnership or its Subsidiaries operate that do not have a disproportionate impact on the Partnership and its Subsidiaries, taken as a whole; (b) any engagement in hostilities pursuant to a declaration of war, or the occurrence of any military or terrorist attack; (c) changes in GAAP or other accounting principles or (d) the consummation of the transactions contemplated hereby.

“Partnership Related Parties” shall have the meaning specified in Section 7.02.

“Party” or “Parties” means the Partnership and the Purchasers party to this Agreement, individually or collectively, as the case may be.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Agreement” shall have the meaning specified in the recitals to this Agreement.

“Purchased Units” means the Common Units to be issued and sold to the Purchasers pursuant to this Agreement.

“Purchaser” and “Purchasers” shall have the meaning specified in the introductory paragraph.

“Purchaser Material Adverse Effect” means any material and adverse effect on (i) the ability of a Purchaser to meet its obligations under the Purchase Agreement on a timely basis or (ii) the ability of a Purchaser to consummate the transactions under the Purchase Agreement.

“Purchaser Related Parties” shall have the meaning specified in Section 7.01.

“Purchasers” shall have the meaning specified in the introductory paragraph.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit A, to be entered into at the Closing, among the Partnership and the Purchasers.

“Representatives” of any Person means the Affiliates, control persons, officers, directors, employees, agents, counsel, investment bankers and other representatives of such Person.

“SEC Documents” shall have the meaning specified in Section 3.03

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Seller Parties” shall have the meaning specified in the recitals to this Agreement.

“Sellers” shall have the meaning specified in the recitals to this Agreement.

“Subordinated Units” has the meaning specified for such term in the Partnership Agreement.

“Subsidiary” means, as to any Person, any corporation or other entity of which at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

“Unitholders” means the Unitholders of the Partnership (within the meaning of the Partnership Agreement).

Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II
SALE AND PURCHASE

Section 2.01 Sale and Purchase.

(a) Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, the Partnership hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from the Partnership, the number of Purchased Units determined pursuant to paragraph (b) below of this Section 2.01, and each Purchaser agrees to pay the Partnership the Purchase Price for each Purchased Unit, in each case, as set forth in paragraph (c) below of this Section 2.01. The obligation of each Purchaser under this Agreement is independent of the obligation of each other Purchaser, and the failure or waiver of performance with respect to any Purchaser does not excuse performance by any other Purchaser.

(b) Common Units. The number of Purchased Units to be issued and sold to each Purchaser shall be equal to the quotient determined by dividing (i) the Allocated Purchase Amount for such Purchaser by (ii) the Purchase Price (as defined in Section 2.01(c) below), which quotient shall be rounded, if necessary, up or down to the nearest whole number.

(c) Consideration. The amount per Common Unit each Purchaser will pay to the Partnership to purchase the Purchased Units (the “Purchase Price”) shall be $43.25.

Section 2.02 Closing. The execution and delivery of the Basic Documents (other than this Agreement), the delivery of certificates representing the Purchased Units and the execution and delivery of all other instruments, agreements, and other documents required by this Agreement (the “Closing”) shall take place three Business Days after the date hereof, subject to satisfaction or waiver of all of the conditions to each of the respective Parties’ obligations to consummate the purchase and sale of the Purchased Units hereunder (such date, the “Closing Date”). The Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin St., Suite 2500, Houston, Texas 77002.

Section 2.03 Independent Nature of Purchasers’ Obligations and Rights. The respective obligations of each Purchaser under the Basic Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Basic Document. The failure or waiver of performance under any Basic Documents by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser. Nothing contained in any Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group for purposes of Section 13(d) of the Exchange Act with respect to such obligations or the transactions contemplated by the Basic Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of the Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to the Purchasers as follows:

Section 3.01 Existence of Partnership and its Subsidiaries.

(a) The Partnership: (i) is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware; (ii) has the requisite limited partnership power and authority, and has all governmental licenses, authorizations, consents and approvals, necessary to own, lease, use and operate its Properties and carry on its business as its business is now being conducted as described in the SEC Documents, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Partnership Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary, except where failure so to qualify would not reasonably be expected to have a Partnership Material Adverse Effect. The Partnership is not in material violation of its certificate of limited partnership or the Partnership Agreement.

(b) Each of the Partnership’s Subsidiaries has been duly formed and is validly existing and in good standing under the laws of the State or other jurisdiction of its organization and has the requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Partnership Material Adverse Effect. Each of the Partnership’s Subsidiaries is duly qualified or licensed and in good standing as a foreign limited partnership or limited liability company, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely to have a Partnership Material Adverse Effect. None of such Subsidiaries is in material violation of its certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other organizational documents.

Section 3.02 Purchased Units, Capitalization and Valid Issuance.

(a) A true and correct copy of the Partnership Agreement, as amended through the date hereof, has been filed by the Partnership with the Commission as Exhibit 3.1 to the Partnership’s Current Report on Form 8-K (File No. 001-32678) filed on November 7, 2006. The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Common Units as reflected in the Partnership Agreement.

(b) As of the date of this Agreement and prior to the sale of the Purchased Units contemplated by this Agreement, the issued and outstanding limited partner interests of the Partnership consist of 10,357,143 Common Units, 200,312 Class C Units, 7,142,857 Subordinated Units and the Incentive Distribution Rights and the only issued and outstanding general partner interests are the 361,231 general partner units, representing the General Partner’s 2% general partner interest. Pursuant to the MEG Purchase Agreement, the Partnership is obligated to issue 2,380,952 Common Units to the purchasers party thereto. All of the outstanding Common Units, Class C Units, Subordinated Units and Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law and the Partnership Agreement and are fully paid (to the extent required under applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act). The general partner interests have been duly authorized and validly issued in accordance with the Partnership Agreement.

(c) Other than the General Partner’s Long-Term Incentive Plan (the “LTIP”), the Partnership has no equity compensation plans that contemplate the issuance of Common Units (or securities convertible into or exchangeable for Common Units). No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Unitholders may vote is issued or outstanding. There are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, convertible or exchangeable securities or other rights, agreements, claims or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any limited partner interests or other equity interests in, the Partnership or any of its Subsidiaries or securities convertible into or exchangeable for such limited partner interests or other equity interests, except as have been granted pursuant to the LTIP, as contemplated by the MEG Purchase Agreement, as contemplated by the DCP Contribution Agreement, as contemplated by the GSRH Contribution Agreement, as contemplated by this Agreement, or as are contained in or contemplated by the Partnership Agreement, (ii) obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partner interests or other equity interests of the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which the Partnership or any of its Subsidiaries is a party with respect to the voting of the equity interests of the Partnership or any of its Subsidiaries.

(d) (i) All of the issued and outstanding equity interests of each of the Partnership’s Subsidiaries are owned, directly or indirectly, by the Partnership free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed pursuant to the Credit Facilities and any other credit agreements entered into after the date hereof in the ordinary course of business, to which the Partnership or any of the Subsidiaries are party), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required by applicable Law and the organizational documents of such Subsidiaries) and non-assessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable, or the organizational documents of such Subsidiaries) and (ii) except as disclosed in the Partnership’s SEC Documents, neither the Partnership nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person other than such Subsidiaries.

(e) The offer and sale of the Purchased Units and the limited partner interests represented thereby have been duly authorized by the Partnership pursuant to the Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by applicable Law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement and under applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.

(f) The Partnership’s currently outstanding Common Units are quoted on the NYSE, and the Partnership has not received any notice of delisting.

(g) Except (i) as set forth in the Partnership Agreement, (ii) as provided in the Basic Documents or (iii) for existing awards under the LTIP, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any partnership or membership interests of the Partnership or any of its Subsidiaries, in each case, pursuant to any agreement or instrument to which any of such entities is a party or by which any one of them may be bound. None of the execution of this Agreement, the offering or sale of the Purchased Units or the registration of the Purchased Units pursuant to the Registration Rights Agreement gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership other than pursuant to the Registration Rights Agreement and those rights granted to the General Partner or any of its Affiliates (as such term is defined in the Partnership Agreement) under Section 7.12 of the Partnership Agreement.

Section 3.03 SEC Documents. The Partnership has filed with the Commission all reports, schedules and statements required to be filed by it under the Exchange Act since December 31, 2006 (all such documents filed on or prior to the date of this Agreement, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed, (except to the extent corrected by a subsequently filed SEC Document filed prior to the date of this Agreement) (i)  complied as to form in all material respects with applicable requirements of the Exchange Act and the applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and (iii) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the Partnership as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte & Touche LLP is an independent registered public accounting firm with respect to the Partnership and has not resigned or been dismissed.

Section 3.04 No Material Adverse Change. Except as set forth in or contemplated by the SEC Documents, since December 31, 2006, the Partnership and its Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a Partnership Material Adverse Effect, (ii) acquisition or disposition of any material asset by the Partnership or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (iii) material change in the Partnership’s accounting principles, practices or methods or (iv) incurrence of material indebtedness.

Section 3.05 No Conflicts. The execution, delivery and performance by the Partnership of the Basic Documents to which it is a party and all other agreements and instruments to be executed and delivered by the Partnership pursuant thereto or in connection therewith, and compliance by the Partnership with the terms and provisions thereof, do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to the Partnership or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation of any provision of the organizational documents of the Partnership or any of its Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, license, loan or credit agreement or other instrument, obligation or agreement to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or any of their respective Properties may be bound or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by the Partnership or any of its Subsidiaries, except in the cases of clauses (a), (c) and (d) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.05 would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.06 Authority. The Partnership has all necessary limited partnership power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party and to consummate the transactions contemplated thereby; the execution, delivery and performance by the Partnership of the Basic Documents to which it is a party, and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on its part; and the Basic Documents will constitute the legal, valid and binding obligations of Partnership, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity, including principles of commercial reasonableness, fair dealing and good faith.

Section 3.07 Approvals. Except as required by the Commission in connection with the Partnership’s obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by the Partnership of any of the Basic Documents to which it is a party or the Partnership’s issuance and sale of the Purchased Units, except (i) as may be required under the state securities or “Blue Sky” Laws, or (ii) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

Section 3.08 Insurance. The Partnership is insured by insurers of recognized financial responsibility covering its properties, operations, personnel and businesses against such losses and risks and in such amounts as are reasonably adequate to protect the Partnership in the business in which the Partnership is engaged. The Partnership does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.09 MLP Status. The Partnership has, for each taxable year beginning after December 31, 2005 during which the Partnership was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended.

Section 3.10 Investment Company Status. The Partnership is not now, and after the sale of the Purchased Units and the application of the net proceeds from such sale will not be an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11 Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Units pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither the Partnership nor, to the Partnership’s knowledge, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

Section 3.12 No Integrated Offering. Neither the Partnership nor any of its Affiliates, nor, to the Partnership’s knowledge, any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security of the Partnership or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Partnership on Section 4(2) of the Securities Act for the exemption from the registration requirements imposed under Section 5 of the Securities Act for the transactions contemplated hereby or that would require such registration under the Securities Act.

Section 3.13 Certain Fees. Other than fees payable to Lehman Brothers Inc. for its service as placement agent, no fees or commissions are or will be payable by the Partnership to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. The Purchasers shall not be liable for any such fees or commissions.

Section 3.14 No Side Agreements. Except for the confidentiality agreements described in Section 8.06 and the Basic Documents, there are no other agreements by, among or between the Partnership or its Affiliates, on the one hand, and any of the Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

Section 3.15 Form S-3 Eligibility. The Partnership is eligible to register the Purchased Units for resale by the Purchasers on a registration statement on Form S-3 under the Securities Act.

Section 3.16 Compliance with Laws. Neither the Partnership nor any of its Subsidiaries is in violation of any Law applicable to the Partnership or its Subsidiaries, except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect. The Partnership and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Partnership Material Adverse Effect, and neither the Partnership nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, except where such potential revocation or modification would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to the Partnership with respect to itself as follows:

Section 4.01 Valid Existence. Such Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has the requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02 No Conflicts. The execution, delivery and performance by such Purchaser of the Basic Documents and all other agreements and instruments to be executed and delivered by such Purchaser pursuant hereto or thereto or in connection herewith or therewith, compliance by such Purchaser with the terms and provisions hereof and thereof, and the purchase of the Purchased Units by such Purchaser do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to such Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser, or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, license, loan or credit agreement or other instrument or agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound, except in the case of clauses (a) and (c), where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.02 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.03 Investment. The Purchased Units are being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority, not as a nominee or agent, and with no present intention of distributing the Purchased Units or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state. If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities. Notwithstanding the foregoing, each Purchaser may at any time enter into one or more total return swaps with respect to such Purchaser’s Purchased Units with a third party provided that such transactions are exempt from registration under the Securities Act.

Section 4.04 Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, the Partnership that, (a) it is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (b) it is a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act), (c) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment and (d) it is acquiring the Purchased Units purchased by it only for its own account and not for the account of others, for investment purposes and not on behalf of any other account or Person or with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser is not an entity formed for the specific purpose of acquiring the Purchased Units.

Section 4.05 Receipt of Information. Such Purchaser acknowledges that it (a) has access to the SEC Documents and (b) has been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Partnership regarding such matters.

Section 4.06 Restricted Securities. Such Purchaser understands that the Purchased Units it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act;.

Section 4.07 Certain Fees. Except as previously disclosed to the Partnership, no fees or commissions will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 4.08 Legend. It is understood that the certificates evidencing the Purchased Units will bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.

Section 4.09 Reliance on Exemptions. Purchaser understands that the Purchased Units are being offered and sold to Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Partnership is relying upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of Purchaser to acquire the Purchased Units.

Section 4.10 Reliance on Purchaser Statements. Purchaser acknowledges that the Partnership and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement.

ARTICLE V
COVENANTS

Section 5.01 Purchaser Lock-Up. Without the prior written consent of the Partnership, each Purchaser agrees that from and after the Closing until the Lock-Up Date, neither such Purchaser nor any of its Affiliates will offer, sell, pledge or otherwise transfer or dispose of any of its Purchased Units or enter into any transaction or device designed to do the same; provided, however, that each Purchaser may: (i) enter into one or more total return swaps or similar transactions at any time with respect to the Purchased Units purchased by such Purchaser; or (ii) transfer its Purchased Units to an Affiliate of such Purchaser or to any other Purchaser or an Affiliate of such other Purchaser provided that such Affiliate agrees to the restrictions in this Section 5.01.

Section 5.02 Subsequent Offerings. Without the written consent of the holders of a majority of the Purchased Units, taken as a whole, from and after the date of this Agreement until the Lock-Up Date, the Partnership shall not grant, issue or sell any Common Units, or take any other action that may result in the issuance of any of the foregoing, at a price less than [to be equal to 115% of the volume-weighted average price of the Partnership’s Common Units for the 10 trading days ending one day prior to the date hereof]; provided, however, that no such consent shall be required in respect of (i) the issuance of awards pursuant to the LTIP, the issuance of Common Units upon the exercise of options to purchase Common Units granted pursuant to the LTIP or the issuance of Common Units upon the vesting of “phantom units” granted pursuant to the LTIP, (ii) the issuance of 620,404 Common Units to the General Partner or its Affiliates to partially finance recently announced Partnership acquisitions from an Affiliate of the General Partner, (iii) the issuance or sale of up to $150,000,000 of Common Units to finance recently announced Partnership acquisitions, (iv) the issuance and sale of Common Units pursuant to the MEG Purchase Agreement or (v) the issuance of Partnership Securities to the General Partner in order for the General Partner to maintain its 2% general partner interest in the Partnership.

Section 5.03 Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Partnership and each Purchaser shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchasers or the Partnership, as the case may be, advisable for the consummation of the transactions contemplated by the Basic Documents.

Section 5.04 Disclosure; Public Filings. The Partnership may, without prior written consent or notice, (i) file the Basic Documents as exhibits to Exchange Act reports and (ii) disclose such information with respect to any Purchaser as required by applicable Law or the rules or regulations of the NYSE or other exchange on which securities of the Partnership are listed or traded.

Section 5.05 Other Actions. The Partnership shall, as soon as reasonably practicable after the date hereof, and not later than immediately prior to the Closing, file a supplemental listing application with the NYSE to list the Purchased Units.

Section 5.06 Certain Special Allocations of Book and Taxable Income. To the extent that the Purchase Price is less than the trading price of the Common Units on the NYSE as of the Closing Date, the General Partner intends to specially allocate items of book and taxable income to the Purchasers so that their capital accounts in their Common Units are consistent, on a per-unit basis, with the capital accounts of the other holders of Common Units (and thus to assure fungibility of all Common Units). Such special allocation will occur upon the earlier to occur of any taxable period of the Partnership ending upon, or after, (i) a book-up event or book-down event in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) or a sale of all or substantially all of the assets of the Partnership occurring after the date of the issuance of the Purchased Units or (ii) a transfer by a Purchaser of Common Units to a Person that is not an Affiliate of the holder. A Purchaser holding a Common Unit shall be required to provide notice to the General Partner of the transfer of a Common Unit to a Person that is not an Affiliate of the Purchaser no later than the last Business Day of the calendar year during which such transfer occurred, unless by virtue of the application of clause (i) above, the General Partner has determined that the Common Units transferred are consistent, on a per-unit basis, with the capital accounts of the other holders of Common Units.

ARTICLE VI
CLOSING CONDITIONS

Section 6.01 Conditions to the Closing.

(a) Mutual Conditions. The respective obligation of each Party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i) no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;

(ii) there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

(iii) the Purchased Units shall have been approved for listing on the NYSE, subject to notice of issuance.

(b) Each Purchaser’s Conditions. The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i) the Partnership shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Closing Date;

(ii) the representations and warranties of the Partnership contained in this Agreement that are qualified by materiality or Partnership Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii) no notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units; and

(iv) the Partnership shall have delivered, or caused to be delivered, to the Purchasers at the Closing, the Partnership’s closing deliveries described in Section 6.02.

(c) The Partnership’s Conditions. The obligation of the Partnership to consummate the sale of the Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(i) each Purchaser shall have performed and complied with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;

(ii) the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(iii) since the date of this Agreement, no Purchaser Material Adverse Effect shall have occurred and be continuing; and

(iv) each Purchaser shall have delivered, or caused to be delivered, to the Partnership at the Closing, such Purchaser’s closing deliveries described in Section 6.03.

Section 6.02 Partnership Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Partnership will deliver, or cause to be delivered, to each Purchaser:

(a) The Purchased Units by delivering certificates (bearing the legend set forth in Section 4.08) evidencing such Purchased Units at the Closing, all free and clear of any Liens, encumbrances or interests of any other party other than restrictions on transfer imposed by federal and state securities Laws and those imposed by such Purchaser;

(b) Copies of (i) the Certificate of Limited Partnership of the Partnership, (ii) the Certificate of Limited Partnership of the General Partner and (iii) the Certificate of Formation of the GP LLC, each certified by the Secretary of State of the State of Delaware, dated as of a recent date;

(c) A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, that the Partnership is in good standing;

(d) An Officer’s Certificate substantially in the form attached to this Agreement as Exhibit B;

(e) An opinion addressed to the Purchasers from outside legal counsel to the Partnership dated the Closing Date, substantially similar in substance to the form of opinions attached to this Agreement as Exhibit D;

(f) The Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit A, which shall have been duly executed by the Partnership; and

(g) A certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, certifying as to (i) the Partnership Agreement, as amended, (ii) board resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby and (iii) the incumbent officers authorized to execute the Basic Documents, setting forth the name and title and bearing the signatures of such officers.

Section 6.03 Purchaser Deliveries. At the Closing, subject to the terms and conditions of this Agreement, each Purchaser will deliver, or cause to be delivered:

(a) Payment to the Partnership of such Purchaser’s Allocated Purchase Amount by wire transfer(s) of immediately available funds to an account designated by Partnership in writing at least two (2) Business Days prior to the Closing;

(b) The Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit A, which shall have been duly executed by such Purchaser; and

(c) An Officer’s Certificate substantially in the form attached to this Agreement as Exhibit C.

ARTICLE VII
INDEMNIFICATION, COSTS AND EXPENSES

Section 7.01 Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly on demand, pay and reimburse each of them costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of the Partnership contained herein, provided, that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that no Purchaser Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages. Notwithstanding anything to the contrary, consequential damages shall not be deemed to include diminution in value of the Purchased Units, which shall be specifically indemnifiable under this provision.

Section 7.02 Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership and its Representatives (collectively, “Partnership Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands and causes of action and, in connection therewith, and promptly upon demand, pay and reimburse each of them costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein; provided, that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty; and provided further, that no Partnership Related Party shall be entitled to recover special, consequential (including lost profits) or punitive damages. Notwithstanding anything to the contrary, consequential damages shall not be deemed to include diminution in value of the Purchased Units, which shall be specifically indemnifiable under this provision.

Section 7.03 Indemnification Procedure.Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Interpretation.Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever the Partnership has an obligation under the Basic Documents, the expense of complying with such obligation shall be an expense of the Partnership unless otherwise specified therein. Whenever any determination, consent or approval is to be made or given by a Purchaser under the Basic Documents, such action shall be in such Purchaser’s sole discretion unless otherwise specified therein. If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 8.02 Survival of Provisions. The representations and warranties set forth in Sections 3.01, 3.02, 3.06, 3.09, 3.10, 3.11, 4.01, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09 and 4.10 of this Agreement shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth in this Agreement shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of the Partnership or any Purchaser. The covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion or repurchase thereof. All indemnification obligations of the Partnership and the Purchasers pursuant to this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties, regardless of any purported general termination of this Agreement.

Section 8.03 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any Party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at Law or in equity or otherwise.

(b) Specific Waiver; Amendment. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Basic Document, any waiver of any provision of any Basic Document and any consent to any departure by the Partnership from the terms of any provision of any Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances.

Section 8.04 Binding Effect; Assignment.

(a) Binding Effect. This Agreement shall be binding upon the Partnership, each Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.

(b) Assignment of Purchased Units. All or any portion of a Purchaser’s Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable federal and state securities Laws, Section 5.04(b) and the Registration Rights Agreement.

(c) Assignment of Rights. Each Purchaser may assign all or any portion of its rights without the consent of the Partnership (i) to any Affiliate of such Purchaser or (ii) in connection with a total return swap or similar transaction with respect to the Purchased Units purchased by such Purchaser, and in each case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement. Except as expressly permitted by this Section 8.04(c), such rights may not otherwise be transferred except with the prior written consent of the Partnership (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.

Section 8.05 Aggregation of Purchased Units. All Purchased Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 8.06 Confidentiality and Non-Disclosure. Notwithstanding anything herein to the contrary, each Purchaser that has entered into a confidentiality agreement in favor of the Partnership shall continue to be bound by such confidentiality agreement in accordance with the terms thereof.

Section 8.07 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the addresses listed in Schedule 8.07 of this Agreement or to such other address as the Partnership or a Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when notice that the recipient has read the message, if sent via electronic mail; upon actual receipt, if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.08 Removal of Legend. The Partnership shall remove the legend described in Section 4.08 from the certificates evidencing the Purchased Units at the request of a Purchaser submitting to the Partnership such certificates, together with an opinion of counsel, if required by the Partnership’s transfer agent, to the effect that such legend is no longer required under the Securities Act or applicable state securities Laws, as the case may be, unless the Partnership, with the advice of counsel, determines that such removal is inappropriate. The Partnership shall pay all costs incurred in removing such legend from the certificates evidencing the Purchased Units.

Section 8.09 Entire Agreement. This Agreement and the other Basic Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein, with respect to the rights granted by the Partnership or a Purchaser set forth herein and therein. This Agreement and the other Basic Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter. The Schedules and Exhibits referred to herein and attached hereto are incorporated herein by this reference, and unless the context expressly requires otherwise, are incorporated in the definition of “Agreement.”

Section 8.10 Governing Law. This Agreement will be construed in accordance with and governed by the Laws of the State of New York without regard to principles of conflicts of Laws.

Section 8.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, including facsimile counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 8.12 Termination.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by the mutual written consent of the Purchasers entitled to purchase a majority of the Purchased Units and the Partnership.

(b) Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:

(i)  if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; or

(ii) if the Closing shall not have occurred on or before July 2, 2007.

(c) In the event of the termination of this Agreement as provided in Sections 8.12(a) or 8.12(b), this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any party hereto, except (i) as set forth in Article VII of this Agreement and (ii) with respect to the requirement to comply with any confidentiality agreement in favor of the Partnership; provided, that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

Section 8.13 Recapitalization, Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Purchased Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.

Section 8.14 Expenses. The Partnership hereby covenants and agrees to reimburse Baker Botts L.L.P. for reasonable legal fees and related expenses incurred in connection with the negotiation, execution, delivery and performance of the Basic Documents and the transactions contemplated hereby and thereby, provided that such costs and expenses do not exceed $50,000 and provided further that any request for such payment is accompanied by satisfactory written invoice for such fees and expenses. If any action at law or equity is necessary to enforce or interpret the terms of the Basic Documents, the prevailing party shall be entitled to reasonable attorney’s fees, out-of-pocket costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 8.15 Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or the other Basic Documents or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers under this Agreement or the other Basic Documents or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of a Purchaser hereunder.

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

DCP MIDSTREAM PARTNERS, LP

By:	DCP Midstream Partners GP, LP, its General Partner

By:	DCP Midstream Partners GP, LLC, its General Partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Vice President and Chief Financial Officer

GPS INCOME FUND LP

By: GPS Partners, LLC, its General Partner

By:	/s/ Jeff Farron
Name: Jeff Farron Title: CFO

KIDRON PARTNERS III LP

By: Kidron Capital LLC, Its general partner

By:	/s/ Chuck Webster
Chuck Webster Managing Member

ROYAL BAK OF CANADA by its agent

RBC CAPITAL MARKETS CORPORATION

By:	/s/ Josef Muskafel
Josef Muskafel Director and Senior Counsel

By:	/s/ David Weiner
David Weiner Managing Director

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:	/s/ Zachary A. Hamel
Zachary A. Hamel Senior Vice President

ING LIVE INSURANCE AND ANNUITY COMPANY
RELIASTAR LIFE INSURANCE COMPANY
ING USA ANNUITY AND LIFE INSURANCE
COMPANY
SECURITY LIFE OF DENVER INSURANCE
COMPANY
RELIASTAR LIFE INSURACNE COMPANY OF
NEW YORK

By: ING Investment Management LLC as Agent

By:	/s/ Steve Newby
Steve Newby Vice President

ENERGY INCOME AND GROWTH FUND

By:	/s/ David Lindquist
Name: David Lindquist
Title: Vice President

FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND

By:	/s/ Steven M. Hill
Name: Steven M. Hill Title: Chief Financial Officer

EAGLE INCOME APPRECIATION PARTNERS, L.P.

By: Eagle Income Appreciation GP, LLC By: Eagle Global Advisors, LLC

By:	/s/ Malcolm Day
Name: Malcolm Day Title: Partner

EAGLE INCOME APPRECIATION II, L.P.

By: Eagle Income Appreciation GP, LLC By: Eagle Global Advisors, LLC

By:	/s/ Malcolm Day
Name: Malcolm Day
Title: Partner

HARTZ CAPITAL MLP, LLC

By: Hartz Capital, Inc., Its Manager

By:	/s/ Ronald J. Bangs
Ronald J. Bangs
Chief Operating Officer

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Jerome R. Baier
Jerome R. Baier its authorized representative

MSDW STRATEGIC INVESTMENTS, INC.

By:	/s/ Alan Thomas
Name: Alan Thomas Title: Vice President